EXHIBIT 4.5

                                                                       EXECUTION
                                                                            COPY

FOURTH  AMENDMENT  dated as of March 31,  1999 (the  "Amendment")  to  REVOLVING
CREDIT AGREEMENT dated as of June 2, 1997 (the "Credit Agreement") between LESLIE FAY MARKETING, INC. (the "Borrower") and THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, the Borrower has requested CIT's consent to the modification of certain of the financial covenants contained in the Credit Agreement; and

WHEREAS, CIT has agreed to such modification of the Credit Agreement, on the terms and subject to the fulfillment of the conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE - AMENDMENT. Upon the fulfillment of the conditions contained in Section Two hereof, effective as of December 1, 1998, the Credit Agreement is hereby amended to provide as follows:

         (A) SECTION 10.17. MINIMUM RATIO OF CONSOLIDATED CURRENT ASSETS TO CONSOLIDATED CURRENT LIABILITIES. Section 10.17 is deleted in its entirety and the following is substituted in lieu thereof:

         "10.17 Minimum Ratio of Consolidated Current Assets to Consolidated Current Liabilities. The Borrower will not permit the ratio of the Parent's Consolidated Current Assets to the Parent's Consolidated Current Liabilities to be less than (a) 2.60 to 1.00 as of the end of the second fiscal quarter of 1997, (b) 2.60 to 1.00 as of the end of the third fiscal quarter of 1997, (c) 2.60 to 1.00 as of the end of the fourth fiscal quarter of 1997, (d) 3.00 to 1.00 as of the end of the first fiscal quarter of 1998, (e) 3.10 to 1.00 as of the end of the second and third fiscal quarters of 1998, (f) 2.60 to 1.00 as of the end of the fourth fiscal quarter of 1998 and (g) 2.80 to 1.00 as of the end of each fiscal quarter thereafter, provided, however, that solely for purposes of determining the Borrower's compliance with this covenant, the calculation of the Parent's Consolidated Current Liabilities, as of any date of determination, shall exclude the aggregate principal amount of any Loans and Letter of Credit Exposure outstanding as of such date, and provided further, that in the event that (i) the ratio of the Parent's Consolidated Current Assets to its Consolidated Current Liabilities for any referenced period is less than the minimum ratio prescribed for such period, (ii) the Parent's failure to maintain such ratio shall have been caused solely by the Parent's payment of dividends on its capital stock or its repurchase of


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         outstanding  shares of such stock,  (iii) the proceeds of a dividend on the Borrower's capital stock, paid by it to the Parent, shall have funded the payment or repurchase described in clause (ii) hereof and
         (iv) the payment made by the Borrower described in clause (iii) hereof shall have been made strictly in accordance with the terms of Section
         10.06 of this Agreement, then, in such event, such failure to maintain such ratio shall not be an Event of Default under this Agreement."

         (B) SECTION 10.20. CAPITAL EXPENDITURES. Section 10.20 is deleted in its entirety, and the following is substituted in lieu thereof:

         "10.20 Capital Expenditures. The Borrower shall not make Capital Expenditures in an amount greater than (a) $1.5 million in the aggregate for the period from the Closing Date through January 3, 1998,
         (b) $3,642,000 in the aggregate for the 1998 fiscal year and (c) $2.5 million in the aggregate for the 1999 fiscal year, and for each fiscal year thereafter, provided, however, that if the aggregate amount of Capital Expenditures actually made during any such fiscal year (or lesser period, if applicable) shall be less than the limit with respect thereto set forth above (such limit, without giving effort to any increase therein pursuant to this proviso, the "base amount"), then the amount of such short fall (the "rollover amount") may be added to the amount of Capital Expenditures permitted to be made for the immediately succeeding fiscal year, provided further that any Capital Expenditures made during any fiscal year for which any rollover amount shall have been so added shall be applied first, to the base amount for such year and second, to the rollover amount added to such fiscal year."

SECTION TWO- CONDITIONS PRECEDENT. This Amendment shall become effective on the date when all of the following conditions, the fulfillment of each of which is a condition precedent to the effectiveness of this Amendment, shall have occurred:

         (A) CIT shall have received a fully executed counterpart or original of this Amendment;

         (B) CIT shall have received a Certificate of the Secretary of the Borrower relating to the adoption of the resolutions of the Board of Directors of the Borrower, approving this Amendment;

         (C) Upon the effectiveness of this Amendment, all representations and warranties set forth in the Credit Agreement (except for such inducing representations and warranties that were only required to be true and correct as of a prior date) shall be true and correct in all material respects on and as of the effective date hereof, and no Event of Default shall have occurred and be continuing;

         (D) No event or development shall have occurred since the date of delivery to CIT of the most recent financial statements of the Parent and its Subsidiaries which event or development has had or is reasonably likely to have a Material Adverse Effect;


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         (E)  All  corporate  and  legal   proceedings  and  all  documents  and
instruments executed or delivered in connection with this Amendment shall be satisfactory in form and substance to CIT and its counsel; and

         (F) CIT shall have received such further agreements, consents, instruments and documents as may be necessary or proper in the reasonable opinion of CIT and its counsel to carry out the provisions and purposes of this Amendment.

         SECTION THREE-REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to CIT that:

         (A) The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Amendment, and the instruments, agreements, documents and transactions contemplated hereby, and has taken all actions necessary to authorize the execution, delivery and performance of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

         (B)  No  consent  of  any  Person   (including,   without   limitation,
stockholders or creditors of the Borrower or creditors of the Parent, as the case may be) other than CIT, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with (collectively a "Consent") any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

         (C) This Amendment has been duly executed and delivered on behalf of the Borrower by its duly authorized officer, and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

         (D) The Borrower is not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to it, or (ii) cause a violation by the Borrower, of any order or decree of any court or government instrumentality applicable to it, or (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which the Borrower is a party or by which it may be bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of the Borrower, except in favor of CIT, to secure the Obligations, or (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of the Borrower;

         (E)      No Event of Default has occurred and is continuing; and


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         (F) Since the date of CIT's receipt of the financial  statements of the
Parent and Subsidiaries on a consolidated and consolidating basis for the period ending on November 28, 1998,

 no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

         SECTION FOUR-GENERAL PROVISIONS.

         (A) Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

         (B) All references in the Related Documents and Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Credit Agreement to "this Agreement," "hereof," "herein," or similar terms, shall mean and refer to the Credit Agreement as amended by this Amendment.

         (C) This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

         (D) This Amendment shall be governed and controlled by the laws of the State of New York without reference to its choice of law principles.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    LESLIE FAY MARKETING, INC.


                                            /s/
                                    By:  _______________________________________
                                         Name:
                                         Title:


                                    THE CIT GROUP/COMMERCIAL
                                    SERVICES, INC.

                                             /s/
                                    By:  _______________________________________
                                         Name:
                                         Title:


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